UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 5, 2010

BIGLARI HOLDINGS INC.
(Exact name of registrant as specified in its charter)

INDIANA	0-8445	37-0684070
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

175 East Houston Street, Suite 1300 San Antonio, Texas		78205
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (210) 344-3400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.07	Submission of Matters to a Vote of Security Holders.

On November 5, 2010, Biglari Holdings Inc. (the “Company”) held a special meeting of shareholders (the “Special Meeting”) for the purpose of (i) approving, for purposes of Section 162(m) of the Internal Revenue Code of 1986, an Amended and Restated Incentive Bonus Agreement between the Company and Sardar Biglari, the Chairman and Chief Executive Officer of the Company (the “Incentive Agreement”), with the intent of preserving the tax deductibility to the Company of the compensation payable thereunder, and (ii) considering and acting upon one People for the Ethical Treatment of Animals shareholder proposal (the “PETA Proposal”), if properly presented at the Special Meeting.  The total number of shares of common stock, stated value $0.50 per share, of the Company voted in person or by proxy at the Special Meeting was 1,140,131, representing approximately 79.5% of the 1,433,553 shares outstanding and entitled to vote at the Special Meeting.

The number of votes cast for or against, as well as abstentions, with respect to each matter is set forth below.  There were no broker non-votes with respect to any matter voted upon at the Special Meeting.

Proposal 1.  Approval of the Incentive Agreement:

	For	Against	Abstentions
Total Shares Voted	937,343	199,493	3,295
Percentage of Shares Voted	82.2%	17.5%	0.3%

Proposal 2.  Approval of the PETA Proposal:

	For	Against	Abstentions
Total Shares Voted	17,612	958,012	164,507
Percentage of Shares Voted	1.6%	84.0%	14.4%

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

November 9, 2010	BIGLARI HOLDINGS INC.

	By:	/s/ Duane E. Geiger
		Name:	Duane E. Geiger
		Title:	Interim Chief Financial Officer